Exhibit 16.1

                                BDO Seidman, LLP
                  Certified Public Accountants and Consultants

May 8, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C.  20549

We have been furnished with a copy of the response to item 4.01(a) of Form 8-K for the event that occurred on May 8, 2006, to be filed by our former client, Tremisis Energy Acquisition Corporation (currently RAM Energy Resources, Inc.). We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO SEIDMAN, LLP